Exhibit 99.1

Tallgrass Energy Partners Increases Quarterly Distribution

OVERLAND PARK, Kan.--(BUSINESS WIRE)--January 13, 2014--Tallgrass Energy Partners, LP (NYSE: TEP) announced today that the board of directors of its general partner declared a quarterly cash distribution to partners of $0.3150 per common unit for the fourth quarter of 2013, or $1.26 on an annualized basis. This represents an amount that is 9.6% over the minimum quarterly distribution and a 5.9% increase from the third quarter of 2013 distribution of $0.2975. The quarterly distribution will be paid on Wednesday, February 12, 2014, to unitholders of record as of the close of business on Friday, January 31, 2014.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We are well-positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations:
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com